Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-258064 and 333-237503 on Form S-8 of Bogota Financial Corp. of our report dated March 26, 2021 relating to the consolidated financial statements as of and for the year ending December 31, 2020 appearing in this Annual Report on Form 10-K.

Crowe LLP

New York, New York

March 29, 2022